EXHIBIT 4
FIRST AMENDMENT TO RIGHTS AGREEMENT
     This First Amendment to Rights Agreement (this “Amendment”) is made and entered into as of February 20, 2009, by and between Willbros Group, Inc., a Republic of Panama corporation (the “Corporation”), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company (the “Rights Agent”).
Recitals
     A. The Corporation and the Rights Agent (together, the “Parties”) are parties to that certain Rights Agreement dated as of April 1, 1999 (the “Rights Agreement”).
     B. The Corporation’s Board of Directors has approved, and the Corporation entered into, that certain Agreement and Plan of Merger (as amended, supplemented, modified or replaced from time to time, the “Merger Agreement”), dated as of December 10, 2008, by and among the Corporation, Willbros Group, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (“Willbros Delaware”), and Willbros Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Willbros Delaware (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Corporation, the Corporation will be the surviving company in the merger and become a wholly-owned subsidiary of Willbros Delaware (the “Merger”), and whereby each issued share of common stock, par value US $0.05 per share, of the Corporation (“Corporation Common Stock”), including those shares of Corporation Common Stock held by the Corporation or any direct or indirect wholly-owned subsidiary of the Corporation, shall be automatically converted into the right to receive one common share, par value US $0.05 per share, of Willbros Delaware.
     C. The Board of Directors of the Corporation has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including without limitation the Merger, are advisable.
     D. The Board of Directors of the Corporation has determined, in connection with the Merger, to terminate the Rights Agreement.
     E. Pursuant to Section 27 of the Rights Agreement, the Corporation may amend the Rights Agreement without the approval of any holders of Rights to change the provisions thereof as the Corporation deems necessary or desirable.
     F. The Distribution Date has not yet occurred as of the date hereof.
     In consideration of the recitals and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     1. Definitions; References. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to “this Agreement,” “hereof,” “herein,” “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the Parties relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.
     2. Amendments.
     (a) Second Paragraph. The second paragraph of the Rights Agreement is hereby amended by adding “, the Termination Date” immediately after “Redemption Date” in both places where that defined term appears in such paragraph.
     (b) Section 1. Section 1 of the Rights Agreement is amended to add the following definitions at the end thereof:
     (y) “Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.
     (z) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of December 10, 2008, among the Corporation, Willbros Delaware and Merger Sub.
     (aa) “Merger Sub” shall mean Willbros Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Willbros Delaware, which will merge with and into the Corporation pursuant to the Merger Agreement.
     (bb) “Willbros Delaware” shall mean Willbros Group, Inc., a Delaware corporation incorporated as a wholly-owned subsidiary of the Corporation, and, upon effectiveness of the Merger, pursuant to the Merger Agreement, will become the parent of the Corporation.
     (cc) “Termination Date” shall have the meaning set forth in Section 7(a) hereof.
     (c) Section 7. Section 7(a) of the Rights Agreement is amended and restated in its entirety as follows:
     “(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment (in lawful money of the United States of America by certified check or bank draft payable to the order of the Corporation) of the aggregate Purchase Price for the total number of one one-thousandths of a Preferred Share (or other securities, as the case may be) as to which such surrendered Rights are exercised, and an amount equal to any applicable transfer tax or other governmental charge, at or prior to the earliest of (i) the Close of Business on April 15, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which the Rights are terminated as provided in Section 23(d) hereof (the “Termination Date”), and (iv) the time at which the Rights are exchanged as provided in Section 24 hereof.”
     (d) Section 23. Section 23 of the Rights Agreement is hereby amended to add the following sentences at the end thereof as a new
Section 23(d):
     “(d) Immediately prior to the Effective Time (as defined in the Merger Agreement) and without any further action or notice, (i) the Rights Agreement shall terminate and shall be of no further force or effect (except with regard to Section 18 and Section 20 of the Rights Agreement), (ii) none of the parties to the Rights Agreement shall have any rights, obligations or liabilities under the Rights Agreement, provided, however, the rights, obligations or liabilities of the parties set forth in Section 18 and Section 20 of the Rights Agreement shall survive, and (iii) each Right shall terminate (and become null and void) and the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including without limitation the right to purchase or otherwise acquire the Preferred Shares or any other securities of the Corporation. The Corporation shall provide the Rights Agent with written notice of the Effective Time, and the Rights Agent shall be deemed to have no knowledge of the Effective Time until it receives such notice.”
     (e) Section 26. Section 26 of the Rights Agreement is hereby modified and amended by replacing the address of the Rights Agent with the following:
“Mellon Investor Services LLC
911 Washington Ave. 3rd Floor
St. Louis, MO 63101
Attention: Jane A. Marten
with a copy to:
Mellon Investor Services LLC
480 Washington Boulevard
Jersey City, NJ 07310
Attention: General Counsel”
     3. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; and provided further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.
     5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Republic of Panama regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the law of the State of New York, U.S.A., applicable to contracts made and to be performed entirely within such State.
     6. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

“Corporation”	“Rights Agent”

Willbros Group, Inc., a Republic of Panama corporation	Mellon Investor Services LLC, as Rights Agent

By:	/s/ Van A. Welch Van A. Welch	By:	/s/ Ruth Brunette Ruth Brunette
	Senior Vice President and		Relationship Manager
Chief Financial Officer

4